Exhibit 99.2
Q3 2023 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Thank you, Jamie, and good afternoon, everyone. Thank you for joining us today.
I’ll start with our Q3 performance.
For the third quarter, we delivered revenue of $3.3 billion, earnings per share of 41 cents and adjusted earnings per share of 25 cents. Our teams executed against our priorities, adapted quickly to shifting sales trends, and delivered year-over-year profit growth despite lower sales in a challenging macroeconomic environment. We managed our inventory well as evidenced by the positive sales-to-inventory spread, while leaning into pockets of demand.
As we enter the holiday season, our teams have worked hard to deliver the right assortment and engaging experiences for our customers.
In the third quarter, we continued to make progress on our three priorities: improving Nordstrom Rack performance, increasing inventory productivity, and optimizing our supply chain. We will continue to focus on these areas in the quarters ahead in order to drive growth, profitability, and an improved customer experience. Based on our year-to-date results, we remain confident in our outlook and expect to deliver full-year results within our updated guidance range.
Turning now to our priorities…

Our brand purpose is to help our customers feel good and look their best. At Nordstrom Rack, we know what works and believe in our strategy: delivering great brands at great prices, expanding our reach and convenience with new Rack stores in key markets, and driving greater engagement and profitability at NordstromRack.com. Throughout the quarter, our teams stayed focused on our assortment and moved quickly to meet shifting demand, providing a compelling flow of new and relevant products for our customers. In the third quarter, we continued to grow the most desirable brands which had over 300 basis points higher sell-through than other brands in our Rack assortment and feel good about our offering as we head into holiday.
We also know that our Rack customers value convenience, and we believe our stores are underpenetrated. We opened 11 new Rack stores during the third quarter and one early in the fourth quarter, bringing the full-year total to 19 new stores. We saw strong customer response at each opening and have received positive feedback from customers. Rack stores continue to be a great investment for us, delivering returns well in excess of their cost of capital, with a short payback period. They also continue to be our largest source of new customer acquisition.
The scale of our digital off-price business is differentiated and unique, allowing us to serve our customers via omnichannel offerings in a way that other off-price retailers do not. And, while we still have work to do on our digital offering for the Rack, we’re making progress as we’ve reworked the business model to ensure sustained profitability. The Rack digital channel is now profitable on a year-to-date basis, and we expect it to continue to be profitable for the full year. This digital channel plays an important role for the Rack in serving customers across stores and digital.

Turning to our next priority… Increasing inventory productivity is critical in providing our customers with a consistent flow of the most relevant merchandise, when and where they want it. Total inventory was down 9 percent in the third quarter and resulted in a positive sales-to-inventory spread. This lower level of inventory required fewer markdowns than last year and helped to drive expansion in our gross margin by 180 basis points in the third quarter.
We’re also pleased with the traction that our Nordstrom private brands are gaining. As a retailer of the best brands in the world, we believe our own brands will play a critical role in our overall mix as they have higher margins and lower return rates.
Additionally, our investments in RFID technology continued to deliver improvements – enhancing the integrity of our inventory by providing improved stock accuracy and creating operational efficiencies across our stores and supply chain.
Thanks to the hard work of our teams all year long, our overall inventory position is healthy heading into the holiday season.
We also continued to make good progress on our third priority of optimizing our supply chain capabilities. Following four consecutive quarters of reductions in variable supply chain costs of more than 100 basis points, we were able to drive another 50 basis point reduction in the third quarter. Looking ahead, the absolute level of cost savings will stabilize as we’ve now been focused on this priority for over a year, however we’ll continue to seek out additional efficiencies in flow and improved productivity through inventory management initiatives.

Our efforts to improve our supply chain have also contributed to increased productivity in store fulfillment for online orders at the Nordstrom banner, and better inventory positioning and flow across the company. Q3 marked our 7th consecutive quarter of year-over-year improvement in click to deliver times. We’ve been able to improve click to deliver times by nearly 20 percent over the last couple of years. All of this translates into a better experience for our customers and cost savings for us through faster delivery, lower cancellation rates, and increased accuracy of inventory.
During the quarter we announced some key leadership changes and welcomed a new member to our board of directors. Jamie Nordstrom was appointed chief merchandising officer. Jamie has worked across nearly every aspect of our business and has held broad-based leadership roles, including in merchandising, store operations, and across our digital channels. Fanya Chandler was named president, Nordstrom stores. She has held several leadership positions, most recently serving as senior vice president and regional manager of the Southwest region. Gemma Lionello was appointed to the role of president, Nordstrom Rack. She has served in numerous executive positions including in both merchandising and stores, and she spent 11 years working within our Nordstrom Rack business. And, Lisa Price re-joined Nordstrom as chief human resources officer. Having most recently served as CHRO of a large U.S. consumer company, Lisa understands that the success of our business starts with our people. All four have proven track records of leading successful teams while maintaining a relentless focus on our customers, and we look forward to what they will accomplish in their new roles.
We also welcomed Guy Persaud to our Board of Directors. Guy is a senior leader at Proctor & Gamble.

In closing, we are well-positioned for the holiday season as we navigate near-term macroeconomic headwinds, while continuing to advance our long-term strategic priorities, and remain focused on improving the customer experience.
Before I hand it over to Pete, I’d like to recognize the teams throughout our company that have been instrumental in driving our progress this year, despite a challenging environment across the retail landscape. Their focus on and passion for our customer is what makes our success possible.
With that, I’ll turn it over to Pete…

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik, and good afternoon, everyone.
I’ll focus my remarks on our category performance and inventory position and provide some highlights of actions we are taking to drive holiday sales.
Starting with category performance…
The majority of our categories improved sequentially from the second quarter in terms of year-over-year trends, with Active, Beauty, and Accessories leading.
Active sales growth was led by footwear, driven by New Balance, Hoka, and On Running, and in apparel, Vuori.

Beauty was strong at both banners as well, driven by designer brands and fragrance. Beauty has been a consistently solid performing category for us and continues to be a top trip driver. This quarter, the introduction of a new Beauty 5x points promotion for our Nordy Club loyalty program members supported category growth in stores and online. In anticipation of holiday, our in-stock rates at Nordstrom are above last year’s levels, and we have a strong gift selection in Beauty.
The Accessories category also posted positive growth in the quarter, led by sales at the Rack, where handbags as well as jewelry and watches were strong.
As Erik mentioned, we are gaining traction with our Nordstrom private brands, which are more profitable with lower return rates, which suggests strong content at a good value.
Consistent with trends all year, Designer remains pressured – primarily in shoes and handbags, and we continued to right-size our inventory to meet that demand. Looking ahead, we expect to end the year with an improved inventory position in this category.
Heading into holiday, we’re optimistic and pleased that our offering strikes the right balance of newness and relevance that our customers want.
We’ve launched a number of efforts to drive sales and create memorable experiences. From a merchandise perspective, we’re offering more newness than we had at this time last year. And we’re investing in hot brands and products. For example, we’ve stepped up our investment in a holiday favorite, Ugg, and we’ve leaned into beauty gifts sets, cashmere sweaters, and affordable stocking stuffers.

We’ve also teamed up with Disney to celebrate its 100th anniversary. Not only are we offering Disney merchandise from over 80 brands, we’re also hosting events and immersive in-store experiences to celebrate. The Disney merchandise is featured in 25 Nordstrom stores and is also available online.
We’re taking a differentiated approach to connecting with our customers this holiday season. Based on customer feedback, we’re providing new ways for customers to discover gifts for everyone on their list, including more than 20 inspirational gifting guides and curated gift categories. We’re also leveraging our data and analytics to show more relevant and personalized content on Nordstrom.com and in our app, based on shopping behavior, to further our key differentiator – and that is serving customers.
We’ve also positioned the Rack as a holiday destination, and we’re prepared to welcome customers with an enhanced assortment. We’re excited that our teams took a sharp focus around gifting to enhance the customer experience.
Ahead of the holiday season, we’ve announced actions designed to not only drive sales in-store and online, but to also improve the customer experience. We’re expanding free 2-day shipping to all Nordstrom.com customers in our top markets, as we know that customers will be more likely to make additional purchases and remain a Nordstrom customer if they’re confident their purchases will arrive quickly. And, given the success that we’ve already seen with our new loyalty beauty promotion, we will continue to offer it throughout the holiday season.

Looking ahead, we are excited to serve our customers this holiday season and into ’24. Our teams have worked hard all year to provide a curated and diverse assortment of brands and products that balances relevance and inspiration. We’ve made meaningful improvements to the customer experience that will help our customers shop seamlessly across both of our banners – both in stores and online. By doing this work, we’re fulfilling our brand promise: to help our customers feel good and look their best.
And with that, I’ll hand it over to Cathy to discuss our financial results.

CATHY SMITH | CHIEF FINANCIAL OFFICER
Thanks, Pete.
I’ll start with our third quarter results, and then discuss our outlook for the remainder of the year.
For the third quarter, we reported earnings per share of 41 cents, compared to a loss of 13 cents per share in the year-ago quarter. After excluding a favorable true-up related to the wind-down of our Canadian operations, third quarter adjusted earnings per share was 25 cents. Last year’s adjusted earnings per share was 20 cents after excluding an asset impairment charge. We are pleased with the year-over-year gross margin and EPS increase, despite lower net sales.

Net sales and gross merchandise value, or GMV, both decreased 7 percent in Q3. Net sales included a negative impact of 270 basis points from the wind-down of Canadian operations. It also reflects a positive impact of approximately 200 basis points from the timing shift of the Anniversary Sale, with about one week falling into the third quarter this year. Excluding the impact of these two items, net sales would have been down about 6 percent versus last year.
Nordstrom banner sales and GMV decreased 9 and 10 percent, respectively, versus last year. The wind-down of Canadian operations had a negative impact on Nordstrom banner net sales of 410 basis points, and the Anniversary timing shift had a positive impact of approximately 300 basis points.
Nordstrom Rack sales decreased 2 percent. The decision to eliminate store fulfillment of Rack digital orders starting in the third quarter of 2022 had a negative impact to this year’s Q3 sales of approximately 100 basis points, and we’ve now lapped that change. As Erik said, new Rack stores continue to be a bright spot. New Rack stores performed well during the quarter.
Digital sales decreased 11 percent in the third quarter. This includes an approximately 100 basis point negative impact from eliminating store fulfillment of Rack digital orders last year and an approximately 400 basis point positive impact from the Anniversary timing shift.
Gross profit as a percentage of net sales increased 180 basis points, primarily due to lower markdowns, increased inventory productivity, and lower buying and occupancy costs, partially offset by deleverage on lower sales.

Ending inventory decreased 9 percent versus last year, compared to a 7 percent decrease in sales. As Pete said, we are continuing to work through some aged Designer inventory. However, we’re pleased with our overall inventory position as we enter the holiday season. Looking ahead, we expect to continue to benefit from improved inventory management routines and disciplines while meeting customer demand.
Reported SG&A as a percentage of net sales of 36.3 percent declined 5 basis points versus Q3 2022. Compared to adjusted SG&A in the year-ago quarter, SG&A increased 200 basis points primarily due to deleverage from lower sales and higher labor costs, partially offset by improvements in variable costs from supply chain efficiency initiatives. Adjusted SG&A expenses, as a percentage of net sales, of 34.3 percent in the third quarter last year excluded an impairment charge.
We have been pleased with the results that our supply chain initiatives have delivered over the last year. As Erik mentioned, following four consecutive quarters in which we were able to deliver over 100 basis points of savings each quarter, we were able to drive another 50 basis point reduction in variable supply chain costs in the third quarter.
EBIT margin was 3.2 percent for the third quarter. After excluding the $25 million favorable true-up related to the wind-down of Canadian operations in this year’s third quarter and the impairment charge in the third quarter a year ago, adjusted EBIT margin improved 25 basis points to 2.4 percent, despite lower sales leverage this quarter.
We continue to maintain a solid balance sheet and financial position, ending the third quarter with $375 million in cash as well as the full $800 million available on our revolving line of credit.

Turning to our outlook for the rest of the year, I’ll start by discussing the current environment and related assumptions underlying our guidance.
Regardless of external impacts, we expect to make continued progress on our key priorities, which will help drive sales, improve our profitability and mitigate inflationary cost pressures. We continue to see a cautious consumer and it remains to be seen how changes in inflation, higher interest rates, and the resumption of student loan repayments will affect discretionary consumer spending during the holiday season.
Considering these factors, and the consistent execution all year long, we are maintaining our full-year revenue guide and narrowing our EPS guidance range.
I’ll highlight a few factors that shape our outlook for the rest of the year, starting with revenue.
We continue to expect full-year revenue to decline 4 to 6 percent versus 2022. This outlook includes an approximately 2.5 percentage point negative impact from the wind-down of our Canadian operations, which delivered sales of approximately $400 million in 2022. It also includes an approximately 1.3 percentage point positive impact from the 53rd week in fiscal 2023, which we expect will add approximately $200 million in sales to the fourth quarter.
Year-to-date credit card revenues have increased 9 percent versus last year, primarily as a result of our credit card partner agreement. This improvement has come despite credit card losses, which have risen at a slower pace than expected. As we mentioned last quarter, we have seen delinquencies rise gradually and they are now above pre-pandemic levels. However, delinquencies remain below industry levels, and are contemplated in our guidance.

Turning to EBIT, we now expect adjusted EBIT margin of 3.8 to 4.1 percent for the full year, versus 3.3 percent in 2022.
Our forecast assumes that adjusted EBIT margin expansion would be driven primarily by gross margin improvements in the fourth quarter from our focus on inventory productivity, when compared to the elevated markdowns we took in 2022.
We are updating our outlook for adjusted EPS for the full year. Our GAAP earnings per share outlook is now 74 cents to 94 cents for the full year, which includes the Canadian wind-down charges and related tax impact. Excluding the impact of these charges, we now expect adjusted earnings per share of $1.90 to $2.10 for the full year.
Shifting to capital allocation, our priorities remain the same. The first is investing in the business to better serve our customers and support long-term growth. We continue to plan for capital expenditures of 3 to 4 percent of net sales.
Our second priority is reducing our leverage. We remain committed to an investment grade credit rating through a combination of earnings improvement and debt reduction and continue to target a leverage ratio below 2.5 times.
Our third priority is returning cash to shareholders. Last week, our board of directors declared a quarterly cash dividend of $0.19 per share.
Our third quarter results, along with the progress we’ve made on our priorities of improving Nordstrom Rack, increasing inventory productivity, and optimizing our supply chain capabilities, position us well to drive profitable growth in the fourth quarter and over the longer-term. We are navigating through near-term uncertainty while remaining laser-focused on delivering shareholder value over the long-term.